Exhibit 99.1

U. S. SMALL BUSINESS ADMINISTRATION 409 Third St., S.W., Sixth Floor Investment Division, Office of SBIC Liquidation Washington, D.C. 20416 202-205-7252 • 202-481-5884 (FAX)

VIA CERTIFIED and ELECTRONIC MAIL

May 24, 2012

Franklin “Lin” P. Earley

President and CEO

Waterside Capital

2505 Cheyne Walk

Virginia Beach, VA 23454

RE:	License No. 03/03-0205
Settlement Agreement Default and Demand to Cure

Dear Mr. Early:

The U.S. Small Business Administration (“SBA”) and Waterside Capital Corporation (“Waterside”) entered into a Loan Agreement dated September 1, 2010, as well as a Security Agreement and a Secured Note which restructured fourteen SBA-guaranteed debentures.

Pursuant to the Secured Note, Waterside promised to repay the amounts due and owing under the terms of the original Secured Note according to a schedule of quarterly payments which included both principal and interest on June 30, September 30 and December 31, 2011 and March 31, 2012 for $1,100,000; $800,000; $300,000 and $1,500,000 respectively. Instead, Waterside has only made interest payments through March 31, 2012 on these dates. As of today, the balance of the Secured Note was scheduled to be $8,568,714 and instead it is $11,200,000. There is a deficiency and default in the amount of $2,631,286.

Pursuant to section 12(a) of the Loan Agreement, Waterside agreed that failure by Licensee to make any payment of interest or principal as and when due and payable pursuant to the terms of the Secured Note and this Loan Agreement is considered an Event of Default. This letter is notice to Waterside of SBA’s demand for payment in full and also serves to initiate the 30 day cure period as stated in the Secured Note. If SBA is not paid in full and if SBA determines that it is in SBA’s interest to terminate the Loan Agreement and file the Consent to Receivership and Judgment, SBA shall have the right to do so at any time after June 25, 2012.

As of March 31, 2012 the outstanding principal balance owed on the Secured Note is $11,200,000, plus accrued interest in the amount of $106,743.06. Accordingly, SBA hereby demands that Waterside remit payment via cashier’s check or wire transfer to SBA for the total outstanding amount of $11,306,743.06 as of May 24, 2012, plus daily interest of $1,976.72 for each day thereafter. This constitutes the amount due SBA under the terms of the Loan Agreement.

Waterside’s failure to pay SBA in full prior to the close of business on June 25, 2012 will result in the referral of this matter for the appropriate legal action.

Please call me at (202) 205-7252 if you have any questions regarding this matter.

Sincerely,

/s/ Todd Leibbrand
Todd Leibbrand Financial Analyst, Account Resolution Branch Office of SBIC Liquidation